Exhibit 99.1

World Acceptance Corporation Reports Fourth Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--April 30, 2015--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its fourth fiscal quarter and twelve months ended March 31, 2015.

Net income for the fourth quarter increased 24.5% to $48.5 million compared with $39.0 million for the same quarter of the prior year. Net income per diluted share increased 43.2% to $5.34 in the fourth quarter of fiscal 2015 compared with a revised $3.73 in the prior year quarter. Total revenues increased to $173.0 million in the fourth quarter of fiscal 2015 compared with $161.9 million reported in the fourth quarter last year. The results for the fourth quarter of fiscal 2015 included a $10.0 million after-tax gain on the sale of previously charged-off accounts.

The Company’s growth in earnings per share benefitted from the ongoing share repurchase program during the past year. During the fourth quarter of fiscal 2015, the Company repurchased 631,767 shares at an aggregate cost of $51.9 million. During the fiscal year ended March 31, 2015, the Company repurchased 1,432,058 shares at an aggregate cost of $115.3 million. Excluding unvested restricted shares, there were 8.5 million shares outstanding as of March 31, 2015.

Interest and fee income decreased 2.6% to $135.3 million in the fourth quarter of fiscal 2015 from $139.0 million in the fourth quarter of fiscal 2014 due to a shift in the mix of our loan portfolio to larger, lower yielding loans as well as lower U.S. loan volume and a higher number of accounts 60+ days past due, which are no longer accruing revenue. Interest and fee income in Mexico was negatively impacted by the weakening peso by approximately $1.6 million. Insurance and other income increased by 64.2% to $37.7 million in the fourth quarter of fiscal 2015 compared with $23.0 million in the fourth quarter of fiscal 2014. The increase in other income was primarily due to $16.0 million gain from the sale ($10.0 million after tax) of previously charged-off accounts during the quarter. Insurance income decreased by 5.5%, to $11.1 million due to the decline in loan volume. Tax preparation revenue rose to $9.1 million during the fourth quarter of fiscal 2015 compared with $8.3 million during the fourth quarter of fiscal 2014.

Gross loans remained at $1.11 billion at March 31, 2015 consistent with March 31, 2014. Gross loans in the US increased 0.1% and gross loans in Mexico decreased 3.4% in US dollars due to an unfavorable move in exchange rates. Gross loans in Mexico increased 12.6% in Mexican pesos.

Fourth quarter provision for loan losses decreased to $13.5 million in fiscal 2015 compared with $18.6 million in the fourth quarter of fiscal 2014. The fourth quarter charge-off ratio decreased on a year-over-year basis. Net charge-offs to average net loans on an annualized basis decreased from 13.9% in the fourth quarter of fiscal 2014 to 13.0% in the current quarter. Accounts contractually delinquent 61+ days increased from 5.3% at March 31, 2014 to 7.0% at March 31, 2015. The increase in accounts contractually delinquent is primarily due to the change in branch level incentives discussed in the second quarter. When excluding the impact of payroll deduct loans in Mexico, the accounts contractually delinquent 61+ days were 6.1% at March 31, 2015. Accounts that were 61+ days past due on a recency basis decreased to 4.4% as of March 31, 2015 from 5.0% as of December 31, 2014. The decrease in the provision was primarily due to lower net charge-offs and a larger decrease in fully reserved accounts when comparing the fourth quarter 2015 to the fourth quarter 2014. Further, the Company received payments in the Guerrero region from the Mexican Federal government during the quarter, which resulted in the release of a portion of the $2.6 million reserve recorded in the second and third quarter. A $1.8 million reserve remains in relation to member payments previously collected by the union and members whose payroll is not being processed by the federal government.

The Company’s general and administrative expenses increased by 2.6% compared with the fourth quarter of the prior year due primarily to new offices opened during fiscal 2015. The Company opened 69 new offices, purchased 2 new offices and merged 22 offices during the fiscal year, resulting in a total of 1,320 offices at March 31, 2015. General and administrative expenses as a percent of total revenues decreased from 46.4% in the prior year quarter to 44.5% during the current fiscal quarter. The Company’s fourth quarter effective income tax rate decreased to 36.9% compared with 37.7% in the prior year’s fourth quarter. The decrease was primarily due the reduction of state taxes resulting from a change in the corporate structure.

Full Year Results

For the year ended March 31, 2015, net income increased 4.0% to $110.8 million compared with $106.6 million for the year ended March 31, 2014. Fully diluted net income per share rose 23.9% to $11.90 for fiscal 2015 compared to a revised $9.60 for fiscal 2014.

Total revenues for fiscal 2015 rose to $629.5 million, a 1.9% increase over the $617.6 million in fiscal 2014. Net charge-offs as a percent of average net loans decreased to 12.9% in fiscal 2015 compared with 14.7% during the prior year. Total general and administrative expenses as a percent of revenue increased from 48.5% in fiscal 2014 to 49.5% in fiscal 2015.

Other key return ratios for the fiscal year included a 12.5% return on average assets and a 36.6% return on average equity.

About World Acceptance Corporation

World Acceptance Corporation is one of the nation’s largest small-loan consumer finance companies, operating 1,320 offices in 15 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Fourth Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A script of the Chairman and Chief Executive Officer’s prepared remarks for the conference call has been furnished as Exhibit 99.2 to the Company’s Form 8-K filed today with the Securities and Exchange Commission (“SEC”) in connection with this press release, and is available via the SEC’s Edgar database at www.sec.gov, and will also be posted to the Company’s website as soon as practicable. Interested parties may participate in this call by dialing 1-877-419-6594, passcode 3568109. A simulcast of the conference call is also available on the Internet at http://www.videonewswire.com/event.asp?id=102248. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” ”intend,” “plan,” “expect,” “believe,” “may,” “will,” and “should” or any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and regulation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company’s business or consumer financial transactions generically; the unpredictable nature of regulatory proceedings and litigation; any determinations, findings, claims or actions made or taken by the CFPB, other regulators or third parties in connection with or resulting from the previously disclosed CFPB investigation that assert or establish that the Company’s lending practices or other aspects of its business violate applicable laws or regulations; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company’s assessment of its internal control over financial reporting, and the timing and effectiveness of the Company’s efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations, including but not limited to foreign currency exchange fluctuations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2014 filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2015	2014	2015	2014

Interest & fees	$135,306	$138,954	$543,606	$542,156
Insurance & other	37,722	22,973	85,936	75,493
Total revenues	173,028	161,927	629,542	617,649
Expenses:
Provision for loan losses	13,483	18,569	118,830	126,575
General and administrative expenses
Personnel	52,618	50,957	207,998	202,794
Occupancy & equipment	10,876	10,106	41,717	38,880
Advertising	2,962	2,973	17,300	16,062
Intangible amortization	157	236	723	1,058
Other	10,427	10,839	43,642	40,840
	77,040	75,111	311,380	299,634
Interest expense	5,673	5,692	23,301	21,196
Total expenses	96,196	99,372	453,511	447,405
Income before taxes	76,832	62,555	176,031	170,244
Income taxes	28,317	23,578	65,197	63,636
Net income	$48,515	$38,977	$110,834	$106,608
Diluted earnings per share	$5.34	$3.73	$11.90	$9.60
Diluted weighted average shares outstanding	9,089	10,443	9,317	11,106

Consolidated Balance Sheets
(unaudited and in thousands)

			March 31,	March 31,
			2015	2014
ASSETS
Cash			$38,339	$19,570
Gross loans receivable			1,110,145	1,112,307
Less: Unearned interest & fees			(297,402)	(298,388)
Allowance for loan losses			(70,438)	(63,255)
Loans receivable, net			742,305	750,664
Property and equipment, net			25,907	24,826
Deferred tax benefit			37,345	33,514
Goodwill			6,121	5,967
Intangibles			3,364	3,778
Other assets			12,750	11,708
			$866,131	$850,027

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable			$501,150	$505,500
Income tax payable			18,204	9,521
Accounts payable and accrued expenses			31,209	27,651
Total liabilities			550,563	542,672
Shareholders' equity			315,568	307,355
			$866,131	$850,027

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Year ended
	March 31,		March 31,
	2015	2014	2015	2014

Expenses as a percent of total revenues:
Provision for loan losses	7.8%	11.5%	18.9%	20.5%
General and administrative expenses	44.5%	46.4%	49.5%	48.5%
Interest expense	3.3%	3.5%	3.7%	3.4%

Average gross loans receivable	$1,182,040	$1,185,200	$1,174,391	$1,151,713

Average net loans receivable	$862,942	$864,297	$856,712	$836,961

Loan volume	$517,960	$535,104	$2,724,243	$2,954,079

Net charge-offs as percent of average loans	13.0%	13.9%	12.9%	14.7%

Return on average assets (rolling 12 month period)	12.5%	12.3%	12.5%	12.3%

Return on average equity (rolling 12 month period)	36.6%	31.2%	36.6%	31.2%

Offices opened (closed) during the period, net	6	23	49	68

Offices open at end of period	1,320	1,271	1,320	1,271

CONTACT:
World Acceptance Corporation
John Calmes, 864-298-9800
Chief Financial Officer